Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our report included herein dated April 1, 2010, with respect to the consolidated balance sheets of Planet Beach Franchising Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and with respect to the reference to our firm under the heading “Experts” in the prospectus.
/s/ POSTLETHWAITE & NETTERVILLE, APAC
Metairie, Louisiana
May 21, 2010